Exhibit 10.60

EXECUTIVE EMPLOYMENT AGREEMENT

Executive Employment Agreement between Gran Tierra Energy Colombia Ltd., a Utah partnership (the “Partnership”), which is a wholly-owned subsidiary of Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra”) and Edgar Louis Dyes (the “Executive”, collectively with the Partnership and Gran Tierra, the “Parties”).

RECITALS:

A.           The Executive has specialized knowledge and valuable skills and experience which are critical to the management and success of the business.

B.           The Partnership and Gran Tierra wish to secure the services of the Executive and to ensure that the Executive remains President of the Partnership.

C.           The Executive is currently an employee of the Partnership pursuant to an employment agreement between the Executive and Argosy Energy International Colombia Ltd. dated April 1, 2006 (the “Prior Agreement”).

D.           The Parties wish to set forth their entire understanding and agreement with respect to the subject matter hereof and replace the Prior Agreement in its entirety with this Executive Employment Agreement (the “Agreement”).

Therefore, the Parties agree as follows:

ARTICLE 1
DUTIES AND RESPONSIBILITIES

1.1 Position

The Partnership confirms the appointment of the Executive to the position of President of Gran Tierra Energy Colombia and Executive shall perform the duties and responsibilities set out in Schedule “A” to this Agreement as well as those duties reasonably assigned to the Executive by the Board of Directors of Gran Tierra (the “Board”).  The Parties agree that the relationship between the Partnership and the Executive created by this Agreement is that of employer and employee.

1.2 Other Engagements

The Executive shall not engage in any other business, profession or occupation which would conflict with the performance of his duties and responsibilities under this Agreement, either directly or indirectly, including accepting appointments to the boards of other companies without the prior written consent of the Board.

1.3 Reassignment

The Executive shall not be reassigned to another position within the Partnership itself, or to a position within another subsidiary or Gran Tierra, or other affiliated or related corporate entity (a “Member Company” or “Member Companies”) or alter the duties, responsibilities, title, or reporting lines of the Executive or change the location of the Executive’s employment unless the Executive agrees to such reassignment or alteration.

1.4 Travel

The Executive shall be available for such business related travel as may be required for the purposes of carrying out the Executive’s duties and responsibilities. The Executive shall be entitled to fly business class only for international flights and shall use economy for domestic travel.  The Executive will be entitled to choose suitable accommodations when traveling on the Partnership’s or Gran Tierra’s business.

ARTICLE 2
TERM OF EMPLOYMENT

The Executive’s employment with the Partnership is for no specified duration and constitutes at-will employment. The Executive’s employment may be terminated at any time by either the Partnership or the Executive, subject to the provisions of Article 9.

ARTICLE 3
BASE SALARY

The Executive will be paid an annual salary in the amount determined by the Board, subject to required withholdings (the “Base Salary”).  The Executive’s Base Salary will be payable in accordance with Partnership practices and procedures as they may exist from time to time. Base Salary will be reviewed and may be increased on an annual basis by the Partnership, with input from the Executive.

ARTICLE 4
BONUS

4.1 Bonus Eligibility

The Executive shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Executive’s employment (the “Bonus”) as determined by the Board from time to time.

4.2 Bonus Payment

The Bonus shall be payable within sixty (60) days after the end of the fiscal year (but in no event later than March 15 of such following year), and will be based upon the Executive’s performance during the preceding year.

ARTICLE 5
BENEFITS

The Executive shall be entitled to participate in and to receive all rights and benefits under any life insurance, disability, medical, dental, health and accident plans maintained by Gran Tierra for the Partnership’s employees and for its executives, including reasonable health and life insurance in the United States for the Executive and his dependents or reimbursement for such health and life insurance premiums.  During a leave of absence for disability, the Partnership will continue to pay the Executive’s Base Salary (less any amounts paid pursuant to a short term disability insurance policy) until such time as the Executive begins to receive long-term disability insurance benefits.

Executive will be based in Bogotá Colombia and will be allowed to travel, at Partnership’s expense, to the United States as often as reasonably necessary to attend personal business, subject to the Colombia residence requirements.  Partnership will provide reasonable housing, auto, club and living expenses to Executive while performing his duties in Colombia, in a manner consistent with such benefits as they were provided to Executive in the first calendar quarter of 2006.

ARTICLE 6
VACATION

The Executive will be entitled to one month of paid vacation per year. Payment of all vacation pay will be at Base Salary. The Executive will arrange vacation time to suit the essential business needs of the Partnership and Gran Tierra. Unused vacation entitlement will be carried over into the following calendar year to a maximum entitlement of eight weeks in any one year. On leaving the employment of the Partnership for whatever reason, the Partnership will compensate the Executive for any accrued but unused vacation entitlement based upon the Executive’s then current Base Salary.

ARTICLE 7
STOCK OPTIONS

Gran Tierra will provide the Executive with the right to participate in stock option plans and/or incentive award plans maintained by Gran Tierra and approved by the Board.

ARTICLE 8
PERQUISITES AND EXPENSES

The Partnership recognizes that the Executive will incur expenses in the performance of the Executive’s duties. The Partnership shall reimburse the Executive for any reasonable out of pocket expenses incurred in the course of employment.  To the extent that any expense reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such reimbursements payable pursuant to this Agreement shall be paid no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

ARTICLE 9

TERMINATION OF EMPLOYMENT

9.1 Termination Without Notice

This Agreement and the Executive’s employment with Partnership may be terminated, without Partnership being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, whether under contract, statute, common law or otherwise, in the following circumstances:

(a)	Voluntary Resignation

In the event the Executive voluntarily resigns, except where the Executive resigns for Good Reason as provided for in this Agreement, the Executive will give a minimum of sixty (60) days’ advance written notice to the Partnership and Gran Tierra. The Executive will not be entitled to receive any further compensation or benefits whatsoever other than those which have accrued up to the Executive’s last day of active service with the Partnership. The Partnership may, at its discretion, waive in whole or in part such notice by paying the Executive, following his last day of active service, his Base Salary during the balance of such sixty (60) day period in lieu to the Executive on the Partnership’s regular payroll dates.  This payment of Base Salary in lieu of notice is intended to be exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(4).

(b)	Cause

"Cause" is defined as any of the following:

(a) conviction of, or plea of nolo contendere to, a felony;

(b) participation in a fraud against the Partnership;
(c) participation in an act of dishonesty against the Partnership intended to result in your personal enrichment;

(d) willful material breach of the Partnership's written policies;

(e) intentional significant damage to the Partnership's property by you;

(f) material breach of this Agreement; or

(g) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Partnership shall provide notice to you describing the nature of the gross unfitness and you shall thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured.

The Partnership may not terminate your employment for Cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board of Directors of the Gran Tierra ("Board") finding that in the good faith opinion of the Board, that "Cause" exists and specifying the particulars thereof in reasonable detail.

9.2 Termination by Partnership without Cause

The Partnership may terminate the Executive’s employment without Cause at any time.  If such termination constitues a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), and provided the Executive executes and allows to become effective the Company’s standard form of release of claims within thirty (30) days following the separation from service, the Partnership will pay the Executive cash severance (the “Separation Package”) equal to one years’ Total Cash Compensation in a lump sum on the date that is thirty (30) days after the separation from service.

“Total Cash Compensation” is defined as the annualized amount of Base Salary plus Bonus Payment for the prior 12-month period.

9.3 Termination by the Executive for Good Reason

Should the Executive terminate his employment for Good Reason, as hereinafter defined, and provided such termination constitues a separation from service, and provided further that the Executive executes and allows to become effective the Partnership’s standard form of release of claims within thirty (30) days following the separation from service, the Partnership will pay the Executive the Separation Package set out in section 9.2 in a lump sum on the date that is thirty (30) days after the separation from service.  Failure of the Executive to terminate his employment in a manner that constitutes a separation from service effective not later than forty days (40) after the occurrence of any event which would constitute Good Reason shall constitute waiver of his right under this section 9.3 as to such triggering event.  Executive may terminate his employment for Good Reason so long as Executive tenders his resignation to the Partnership within thirty (30) days after the occurrence of the event that forms the basis for the resignation for Good Reason; provided, however, that Executive must provide written notice to the Partnership and Gran Tierra describing the nature of the event that Executive believes forms the basis for the resignation for Good Reason, and the Partnership and Gran Tierra shall thereafter have ten (10) days to cure such event.

“Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
an adverse change in the Executive’s position, titles, duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Partnership of the Executive’s Base Salary except to the extent that the annual base salaries of all other executive officers of the Partnership or Gran Tierra are similarly reduced or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of annual performance bonuses by Gran Tierra’s Compensation Committee (and approved by the Board of Directors of Gran Tierra) are discretionary and in no instance shall be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)	a Change in Control (as defined below) of Gran Tierra occurs; or

(d)	any breach by the Partnership of any material provision of this Agreement.

A “Change in Control” is defined as:

(a) a dissolution, liquidation or sale of all or substantially all of the assets of Gran Tierra;

(b) a merger or consolidation in which Gran Tierra is not the surviving corporation;

(c) a reverse merger in which Gran Tierra is the surviving corporation but the shares of Gran Tierra’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or

(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by Gran Tierra or any affiliate of Gran Tierra) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of Gran Tierra representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

9.4           Section 409A.  Application of Internal Revenue Code Section 409A.   If the Partnership (or, if applicable, the successor entity thereto) determines that the Separation Package and/or any other termination payments and benefits provided under this Agreement or otherwise (the “Payments”) constitute “deferred compensation” under Code Section 409A (together, with any state law of similar effect, “Section 409A”) and Executive is a “specified employee” (as such term is defined in Section 409A(a)(2)(B)(i)) of the Partnership or any successor entity thereto upon his separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A as a result of the payment of compensation upon his separation from service, the timing of the Payments shall be delayed as follows:  on the earlier to occur of (i) the date that is six months and one day after the date of the separation from service or (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Partnership (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this paragraph and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above.  Notwithstanding the foregoing, it is intended that each installment of the Payments provided under this Agreement is a separate “payment” for purposes of Section 409A and that the Payments are exempt from Section 409A under Treasury Regulation Section 1.409A-1(b)(4).   This Agreement is intended to be interpreted to the greatest extent possible as providing for payments that are exempt from, or, if that is not possible, compliant with, the provisions of Section 409A.

ARTICLE 10
DIRECTORS/OFFICERS LIABILITY

10.1 Indemnity

Gran Tierra shall provide to the Executive indemnification in accordance with the Indemnification Agreement entered into between Gran Tierra and the Executive.

10.2 Insurance

(a)
Gran Tierra shall purchase and maintain, throughout the period during which the Executive acts as a director or officer of Gran Tierra or a Member Company and for a period of two years after the date that the Executive ceases to act as a director or officer of Gran Tierra or a Member Company, directors’ and officers’ liability insurance for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, such that the Executive’s insurance coverage is, at all times, at least equal to or better than any insurance coverage Gran Tierra purchases and maintains for the benefit of its then current directors and officers, from time to time.

(b)
If for any reason whatsoever, any directors’ and officers’ liability insurer asserts that the Executive or the Executive’s heirs, executors, administrators or other legal representatives are subject to a deductible under any existing or future directors’ and officers’ liability insurance purchased and maintained by Gran Tierra for the benefit of the Executive and the Executive’s heirs, executors, administrators and other legal representatives, Gran Tierra shall pay the deductible for and on behalf of the Executive or the Executive’s heirs, executors, administrators or other legal representatives, as the case may be.

10.3 Survival

The provisions of sections 10.1 and 10.2 of this Agreement shall survive the termination of this Agreement or the employment of the Executive with the Partnership and such provisions shall continue in full force and effect in accordance with such Indemnification Agreement and the provisions of this Agreement for the benefit of the Executive.

ARTICLE 11
NON-COMPETITION AND CONFIDENTIALITY

11.1 Non-Competition

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will be a key employee of Partnership and will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to all aspects of the services and businesses carried on by Gran Tierra and its Member Companies and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of Partnership that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of Gran Tierra and its Member Companies and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Partnership pursuant to this Agreement he shall not engage in any practice or business in competition with the business of Gran Tierra or any of its Member Companies.

11.2 Confidentiality

The Executive further recognizes and understands that in the performance of his employment duties and responsibilities as outlined in this Agreement, he will be a key employee of the Partnership and will become knowledgeable, aware and possessed of all confidential and proprietary information, know-how, data, strategic studies, techniques, knowledge and other confidential information of every kind or character relating to or connected with the business or corporate affairs and operations of Gran Tierra and its Member Companies and includes, without limitation, geophysical studies and data, market data, engineering information, shareholder data, client lists, compensation rates and methods and personnel information (collectively “Confidential Information”) concerning the business of Gran Tierra and its Member Companies. The Executive therefore agrees that, except with the consent of the Board, he will not disclose such Confidential Information to any unauthorized persons so long as he is employed by Partnership pursuant to this Agreement and for a period of 24 months thereafter; provided that the foregoing shall not apply to any Confidential Information which is or becomes known to the public or to the competitors of Gran Tierra or its Member Companies other than by a breach of this Agreement.

11.3 Following Termination of Agreement

Subject to this provision and without otherwise restricting the fiduciary obligations imposed upon, or otherwise applicable to the Executive as a result of the Executive having been a senior officer and key employee of the Partnership, the Executive shall not be prohibited from obtaining employment with or otherwise forming or participating in a business competitive to the business of Gran Tierra and its Member Companies after termination of this Agreement and the Executive’s employment with the Partnership.

ARTICLE 12
CHANGES TO AGREEMENT; ASSIGNMENT

Any modifications or amendments to this Agreement must be in writing and signed by all parties or else they shall have no force and effect.  Notwithstanding the foregoing, the Partnership may assign this agreement to Gran Tierra or Member Company, without the consent of the Executive.

ARTICLE 13
ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Executive’s heirs, executors, administrators and personal representatives.

ARTICLE 14
GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

ARTICLE 15
NOTICES

15.1	Notice to Executive.

Any notice required or permitted to be given to the Executive shall be deemed to have been received if delivered personally to the Executive or sent by courier to the Executive’s home address last known to the Company.

15.2	Notice to Partnership or Gran Tierra.

Any notice required or permitted to be given to the Partnership or Gran Tierra shall be deemed to have been received if delivered personally to, sent by courier, or sent by facsimile to:

Gran Tierra Energy Inc.
300, 611-10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
Fax: (403) 265-3242
Attn: Chief Executive Officer

ARTICLE 16
WITHHOLDING

All payments made by the Partnership to the Executive or for the benefit of the Executive shall be less applicable withholdings and deductions.

ARTICLE 17
INDEPENDENT LEGAL ADVICE

The Executive acknowledges that the Executive has been advised to obtain independent legal advice with respect to entering into this Agreement, that he has obtained such independent legal advice or has expressly deemed not to seek such advice, and that the Executive is entering into this Agreement with full knowledge of the contents hereof, of the Executive’s own free will and with full capacity and authority to do so.

ARTICLE 18
REPLACEMENT OF PRIOR AGREEMENT

The parties acknowledge that the Prior Agreement is hereby replaced in its entirety by this Agreement.  Pursuant to Section 8.1 of the Prior Agreement, this Agreement shall be effective, and the Prior Agreement shall be terminated, upon the execution of this Agreement by each of the parties to the Prior Agreement.  Upon such execution, all provisions of the Prior Agreement are hereby superseded in their entirety and replaced herein and shall have no further force or effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth below, with an effective date as of November 4, 2008.

Gran Tierra Energy Inc., an Alberta Corporation

	By:	/s/ Dana Coffield

	Name:	Dana Coffield

	Title:	President

	Date:	November 4, 2008

Gran Tierra Energy Inc., a Nevada corporation

	By:	/s/ Dana Coffield

	Name:	Dana Coffield

	Title:	President

	Date:	November 4, 2008

/s/ Diana Ileaty	/s/ Edgar Louis Dyes
Witness	Edgar Louis Dyes

	Date:	November 5, 2008

Schedule A
Executive’s Duties

Duties and Responsibilities for President

•	President of Gran Tierra Energy Columbia shall report directly to the President and CEO of Gran Tierra Energy Inc.

•
Strategic leadership – formulate and recommend strategies to the President and CEO to maximize shareholder value and long-term success of the Company in Columbia; implement capital and operating plans; identify principal risks to the Company’s business and take appropriate steps to manage these risks; keep the President and CEO fully informed on all significant operational, financial and other matters relevant to the Company.

•
Technical Leadership – ensure a rigorous and disciplined approach to technical work of the Company with regard to geology geophysics and related disciplines; encourage technical innovation, imagination and pragmatism.

•
Financial Leadership – develop annual capital commitment and expenditure budgets for approval by the President and CEO; develop annual operating forecasts; authorize the commitment of funds sanctioned by the President and CEO; authorize the commitment of contracts, transactions and arrangements in the ordinary course of business; take reasonable steps to ensure the Company’s assets are adequately safeguarded.

•	Administrative Leadership – develop and maintain a sound and effective organizational structure; ensure all members of the organization have clear responsibilities.

•
Public Leadership – maintain effective communications and appropriate relationships with host government, ministry, industry associates, communities and other in-country stakeholders; manage interactions between the Company and the public in Columbia.

•
Compliance Leadership – establish effective control and coordination mechanisms for all operations arid activities of the Company in Columbia in coordination and support with those controls and procedures established by Corporate in Calgary; take reasonable steps to ensure the safe, efficient operation of the Company and its employees/workers; ensure all operations and activities are in compliance with laws, regulations and the Company’s code of business conduct and ethics and other policies and practices approved by Corporate; foster a high performance corporate culture that promotes ethical practices and encourages individual and corporate integrity and responsibility.